THE SOURLIS LAW FIRM

Virginia K. Sourlis, Esq., MBA*	The Galleria
Philip Magri, Esq.+	2 Bridge Avenue
Joseph M. Patricola, Esq.*+	Red Bank, New Jersey 07701
Daniel Kobrinski, Esq., LLM+#	(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
* Licensed in NJ	Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

October 29, 2007

Sound Worldwide Holdings, Inc.
Board of Directors
Superluck Industrial Centre
Flat K, 13/F (Phase 2)
57 Sha Tsui Road,
Tsuen Wan, N.T.
Hong Kong, China

Re:	Sound Worldwide Holdings, Inc.
2,681,950 Shares of Common Stock Selling Stockholders Registration Statement on Form SB-2

Dear Sirs:

We have acted as securities counsel to Sound Worldwide Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 2,681,950 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of the Company registered on behalf of the Selling Stockholders named in the Registration Statement .

In our capacity as counsel to the Company, we have reviewed the articles of formation and by-laws, as amended, of the Company and resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares (i) have been duly and validly authorized for issuance (ii) are legally issued, fully paid and non-assessable under Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”).

We express no opinion on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the State of New Jersey.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Sourlis Law Firm

/s/ Virginia K. Sourlis, Esq.

Virginia K. Sourlis, Esq.